Exhibit 3

THIRD AMENDING AGREEMENT IN RESPECT OF THE THIRD AMENDED AND
RESTATED GULFSTREAM PARK LOAN AGREEMENT

THIS AGREEMENT made as of the 23rd day of May, 2008,

BETWEEN:

GULFSTREAM PARK RACING ASSOCIATION, INC.,

a corporation incorporated under the laws of the State of Florida

(being hereinafter called the “Borrower”),

OF THE FIRST PART,

- and -

MID ISLANDI SF.,

a partnership formed under the laws of Iceland, acting through its Zug branch

(being hereinafter called the “Lender”),

OF THE SECOND PART,

- and -

REMINGTON PARK, INC.,

a corporation incorporated under the laws of the State of Oklahoma

(being hereinafter called the “Remington Guarantor”),

OF THE THIRD PART,

- and -

GPRA THOROUGHBRED TRAINING CENTER, INC.,

a corporation incorporated under the laws of the State of Delaware

(being hereinafter called the “Palm Meadows Guarantor”),

- and -

MAGNA ENTERTAINMENT CORP.,

a corporation incorporated under the laws of the State of Delaware

(being hereinafter called “MEC”), (the Remington Guarantor, the Palm Meadows Guarantor and MEC being hereinafter collectively called the “Original Guarantors”),

OF THE FOURTH PART,

- and -

GULFSTREAM COMMERCIAL ENTERPRISES, INC.,

a corporation incorporated under the laws of the State of Florida

(being hereinafter called the “Gulfstream Commercial Guarantor” (the Original Guarantors and the Gulfstream Commercial Guarantor being hereinafter called the “Guarantors”),

OF THE FIFTH PART.

WHEREAS the Lender, as lender, the Borrower, as borrower, and the Original Guarantors, as guarantors, are parties to a Third Amended and Restated Gulfstream Park Loan Agreement made as of December 22, 2006 (such Third Amended and Restated Gulfstream Park Loan Agreement, as amended by a First Amending Agreement in respect of the Third Amended and Restated Gulfstream Park Loan Agreement dated as of August 3, 2007, and as amended by a Second Amending Agreement (the “Second Amending Agreement”) in respect of the Third Amended and Restated Gulfstream Park Loan Agreement dated as of September 11, 2007, and as the Third Amended and Restated Gulfstream Park Loan Agreement may be further extended, modified, renewed or replaced from time to time, being referred to herein the “Gulfstream Park Loan Agreement”);

AND WHEREAS on September 11, 2007, MEC’s Board of Directors approved and adopted a plan (the “MEC Debt Elimination Plan”) (referenced in the Second Amending Agreement as the “Borrower Restructuring Plan”) to restructure MEC’s balance sheet through the sale of certain assets and entering into strategic partnerships or joint ventures to allow MEC to substantially eliminate its debt by December 31, 2008, and to pursue a business plan focused on achieving sustainable profitability;

AND WHEREAS the MEC Debt Elimination Plan contemplated the sale of assets including, without limiting the generality of the foregoing, certain of those Properties owned by the Borrower that constitute collateral for the Loan;

AND WHEREAS the sale of assets under the MEC Debt Elimination Plan has taken longer than originally contemplated;

AND WHEREAS on March 31, 2008, the Board of Directors of MI Developments Inc. (“MID”), an affiliate of the Lender and the controlling shareholder of MEC, received a reorganization proposal on behalf of various shareholders of MID that would, among other things, alter the relationship between MID and MEC;

AND WHEREAS the Lender has agreed, inter alia, to amend the Gulfstream Park Loan Agreement to: (i) revise certain representations and covenants relating to implementation of the MEC Debt Elimination Plan; (ii) to extend from May 31, 2008 to August 31, 2008 the deadline for repayment of $100 million required under Section 7.1 of the Gulfstream Park Loan Agreement; (iii) to extend from May 31, 2008 to August 31, 2008 the date prior to which the Lender shall not charge, and the Borrower shall not be obligated to pay, a Pre-Payment Make-Whole Amount in respect of any valid pre-payments made under the Gulfstream Park Loan Agreement, all on the terms and conditions set out herein;

AND WHEREAS all capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Gulfstream Park Loan Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the sum of Ten Dollars ($10.00) paid by each of the parties hereto to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.                                       Definitions.  Unless otherwise defined herein, all capitalized terms used in this agreement (this “Agreement”) shall have the respective meanings ascribed to them in the Gulfstream Park Loan Agreement.

2.                                       Representations and Warranties.  The Borrower and the Guarantors jointly and severally represent and warrant to and in favour of the Lender, with the intent that the Lender shall be entitled to rely upon such representations and warranties in entering into this Agreement and notwithstanding the completion of the transactions contemplated herein, that: (i) all of the recitals to this Agreement are true and complete in all material respects; (ii) except as specifically qualified in the Disclosure Schedule, all of the representations and warranties of the Borrower in Article 6 of the Gulfstream Park Loan Agreement are true and correct on the date hereof as if made on and as of the date hereof;  and (iii) there are no facts, conditions or circumstances that are known to the Borrower or any of the Guarantors and that may reasonably be considered relevant to the Lender’s decision to enter into this Agreement that have not been disclosed in writing to the Lender.

3.                                       Amendments.  The Gulfstream Park Loan Agreement is hereby amended as follows:

(a)                                  by adding, in proper alphabetical order, the following definition of “MEC Debt Elimination Plan” to Section 1.1 of the Gulfstream Park Loan Agreement:

““MEC Debt Elimination Plan” means the plan approved and adopted by MEC’s Board of Directors as of September 11, 2007 to restructure MEC’s balance sheet through the sale of certain assets and entering into strategic partnerships or joint ventures to allow MEC to substantially eliminate its debt by December 31, 2008, and to pursue a business plan focused on achieving sustainable profitability, including any amendments, revisions or modifications thereto approved by MEC’s Board of Directors in its sole and absolute discretion (and provided forthwith in writing to the MID Board of Directors);”;

(b)                                 by adding, in proper alphabetical order, the following definition of “Reorganization Proposal” to Section 1.1 of the Gulfstream Park Loan Agreement:

““Reorganization Proposal” means that certain proposal received by MID’s Board of Directors on March 31, 2008 on behalf of various shareholders of MID, as may be amended from time to time;”;

(c)                                  by adding, in proper alphabetical order, the following definition of “Reorganization Proposal Approval” to Section 1.1 of the Gulfstream Park Loan Agreement:

““Reorganization Proposal Approval” means: (i) the approval of the Reorganization Proposal by the shareholders of MID pursuant to applicable statutory and regulatory requirements governing such approvals at a special meeting of shareholders called to consider the Reorganization Proposal, together with (ii) the final, unappealable approval by a court of competent jurisdiction of a plan of arrangement implementing the Reorganization Proposal;”;

(d)                                 by adding, in proper alphabetical order, the following definition of “Reorganization Proposal Termination Notice” to Section 1.1 of the Gulfstream Park Loan Agreement:

““Reorganization Proposal Termination Notice” has the meaning ascribed thereto in Section 3.4;”;

(e)                                  by adding in proper alphabetical order, the following definition of “Supporting Shareholders” to Section 1.1 of the Gulfstream Park Loan Agreement:

““Supporting Shareholders” means the shareholders on whose behalf the Reorganization Proposal was submitted to MID’s Board of Directors on March 31, 2008;”;

(f)                                    by adding in proper alphabetical order the following definition of “Pre-Payment Make-Whole Amount Forgiveness Date” to Section 1.1 of the Gulfstream Park Loan Agreement:

““Pre-Payment Make-Whole Amount Forgiveness Date” has the meaning ascribed thereto in Section 3.4(a);”;

(g)                                 by deleting the paragraph at the end of Section 3.1 of the Gulfstream Park Loan Agreement, beginning with the words “As of the date” and ending with the words “amortization period.”, and replacing it with the following:

“As of the date, if any, on which, in addition to the amount of the blended monthly instalments of principal and interest that the Borrower is required to pay in accordance with this Section 3.1, One Hundred Million Dollars ($100,000,000) of the Loan has been repaid in cash on or prior to the Pre-Payment Make-Whole Amount Forgiveness Date, the amount of the blended monthly instalments of principal and interest referred to in the paragraph above will be revised based on the remaining portion of the previously applicable 25-year amortization period, provided that no Event of Default exists under this Agreement and/or under the Remington Park Loan Agreement at such time.”;

(h)                                 by deleting the paragraph at the end of Section 3.4(a) of the Gulfstream Park Loan Agreement, beginning with the words “Notwithstanding the foregoing” and ending with the words “prior to May 31, 2008.”, and replacing it with the following:

“Notwithstanding the foregoing, the Lender shall not charge, and the Borrower shall not be obligated to pay, a Pre-Payment Make-Whole Amount in respect of any valid pre-payments made under this Agreement on or prior to August 31, 2008 (subject to acceleration as provided herein, the “Pre-Payment Make-Whole Amount Forgiveness Date”), provided that no Event of Default exists under this Agreement and/or under the Remington Park Loan Agreement at the time of such pre-payment, and provided further that in the event that MID gives written notice (a “Reorganization Proposal Termination Notice”) to the Lender advising that the Reorganization Proposal will not proceed to a vote of MID shareholders at a special meeting (as a result of the Supporting Shareholders abandoning the Reorganization Proposal, the MID Board of Directors failing to call such a meeting, or for any other reason), that the Reorganization Proposal has not received the requisite approvals at a special meeting called to consider the Reorganization Proposal, or that a court of competent jurisdiction has not approved a plan of arrangement implementing the Reorganization Proposal, then the Lender shall give written notice to the Borrower that the Lender has received a Reorganization Proposal Termination Notice, and the Pre-Payment Make-Whole Amount Forgiveness Date shall be the earlier of: (i) August 31, 2008; and (ii) the date which is one month after the Lender gives the Borrower written notice that it has received the Reorganization Proposal Termination Notice.”;

(i)                                     by deleting Subsections 7.1 (ee) and (ff) of the Gulfstream Park Loan Agreement in their entirety, and replacing them with the following:

“(ee) the Borrower, the Guarantors, and MEC shall use all commercially reasonable efforts to implement the MEC Debt Elimination Plan and to use the net proceeds from any asset and/or real property sales in the manner set forth in this Agreement, provided that nothing in this Subsection 7.1(ee) shall derogate from the provisions of Section 8.1 of this Agreement or relieve the Borrower, the Guarantors, and MEC from the obligation to comply with same; and

(ff) the Borrower shall repay, in addition to the amount of the blended monthly instalments of principal and interest that the Borrower is required to pay in accordance with Section 3.1, not less than One Hundred Million Dollars ($100,000,000) of the Loan in cash by the Pre-Payment Make-Whole Amount Forgiveness Date, with such pre-payments first applied to Tranche 2, then applied to Tranche 3, and then applied to Tranche 1.”

4.                                       Default.  Any default by the Borrower under this Agreement shall be deemed for all purposes to be an Event of Default under the Gulfstream Park Loan Agreement.

5.                                       Ratification and Confirmation of Amended Gulfstream Park Loan Agreement.  The Gulfstream Park Loan Agreement, as amended by this Agreement, is hereby ratified and confirmed in all respects and time shall remain of the essence. After the date hereof, all references in each Loan Document to the Gulfstream Park Loan Agreement shall be deemed to be a reference to the Gulfstream Park Loan Agreement as amended by this Agreement.

6.                                       Successors and Assigns.  This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns.

7.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the federal laws of the United States of America applicable herein.

8.                                       Time of the Essence.  Time shall be of the essence of this Agreement.  If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day.  Where in this Agreement a number of days is prescribed, the number shall be computed by excluding the first day and including the last day.

9.                                       Headings, Extended Meanings.  The headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof and are not to be considered in the interpretation hereof.  In this Agreement, words importing the singular include the plural and vice versa; words importing the masculine gender include the feminine and vice versa; and words importing persons include firms or corporations and vice versa.

10.                                 Counterparts.  This Agreement may be executed in counterparts and may be delivered by e-mail and/or facsimile transmission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused the same to be executed by their duly authorized representatives as of the date first above written.

GULFSTREAM PARK RACING ASSOCIATION, INC.

by	“signed”
	Name:	Blake S. Tohana
	Title:	Executive Vice-President and Chief Financial Officer

	Name:	William G. Ford
	Title:	Secretary

We have authority to bind the Corporation.

REMINGTON PARK, INC.

by	“signed”
	Name:	Blake S. Tohana
	Title:	Executive Vice-President and Chief Financial Officer

	Name:	William G. Ford
	Title:	Secretary

We have authority to bind the Corporation.

GPRA THOROUGHBRED TRAINING CENTER INC.

by	“signed”
	Name:	Blake S. Tohana
	Title:	Executive Vice-President and Chief Financial Officer

“signed”
	Name:	William G. Ford
	Title:	Secretary

We have authority to bind the Corporation.

MAGNA ENTERTAINMENT CORP.

by	“signed”
	Name:	Blake S. Tohana
	Title:	Executive Vice-President and Chief Financial Officer

“signed”
	Name:	William G. Ford
	Title:	Secretary

We have authority to bind the Corporation.

GPRA COMMERCIAL ENTERPRISES, INC.

by	“signed”
	Name:	Blake S. Tohana
	Title:	Executive Vice-President and Chief Financial Officer

“signed”
	Name:	William G. Ford
	Title:	Secretary

We have authority to bind the Corporation.

MID ISLANDI SF., ACTING THROUGH ITS ZUG BRANCH

by	“signed”
	Name:	Thomas Schultheiss
	Title:	Branch Manager

“signed”
	Name:	Peter Nideroest
	Title:	Branch Manager

We have authority to bind the Partnership